Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Dates

- May 27th, Memorial Day
- June 19th, Juneteenth

HILLS BANK

Shareholder Report
March 31, 2024

Hills Bancorporation

Board of Directors

- Michael S. Donovan
- Kirsten H. Frey
- Michael E. Hodge
- Emily A. Hughes
- Casey L. Peck
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Lisa A. Shileny
- James C. Schmitt
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Investor Services
PO Box 43006
Providence, RI 02940-3006
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

A Message from Hills Bank CEO Dwight O. Seegmiller



April 15, 2024

Dear Shareholder,

Last month, we hosted our annual Ag Outlook event at the Riverside Casino & Golf Resort.

We're thankful to the hundreds of attendees as well as our sponsors who helped make this event a success.

Attendees gained insights into the global and national economic outlook, fraud prevention, local trends in insurance, estate planning, and how farmers and ag businesses can best prepare for the future, among other topics. You can view a recording of several speakers' talks at hillsbank.com/ag-outlook.



As we look toward the rest of the year, we're thrilled to announce a new office opening to expand our banking services to Williamsburg! Learn more details inside.

And as always, thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
CEO

Connection is here.

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman

Hills Bank – Coming to Williamsburg!

Hills Bank is coming to Williamsburg in 2024. This is our first new office opening since our second Marion office, which opened in 2016.

We are excited for the opportunity to serve the Williamsburg community by providing our banking products and customer focused service.





We look forward to sharing more about our plans as they progress.

In the meantime, here are a few preliminary design renderings of the exterior.

Barnyard Days

Continuing our celebration of agriculture, April is Ag Month across our offices this month – including special Barnyard Day events at locations around the Corridor.

- Hills Bank Marion, 3204 7th Ave
  Saturday, April 27th 9-11 a.m.
- Hills Bank Mount Vernon, 720 1st Avenue SE
  Saturday, April 27th 9-11 a.m.
- Hills Bank North Liberty, 590 W Forevergreen Rd
  Saturday, April 27th 9-11 a.m.
- Hills Bank Washington, 2481 Hwy 92 E Saturday, April 27th 9-11 a.m.

Stop by for great photo opportunities and a special new account offer for our youngest customers!



Hills Bancorporation
Selected Financial Highlights (Unaudited*)

(Amounts in Thousands, Except Per Share Amounts)

	3/31/2024	3/31/2023
Quarter-End Balances:		
Total Assets	$4,388,047	$4,176,726
Investment Securities	784,030	764,441
Loans, Net of Allowance for Credit Losses	3,392,930	3,157,788
Deposits	3,362,091	3,444,081
Stockholders' Equity	465,441	436,655

	For The Three Months Ended 3/31/2024	For The Three Months Ended 3/31/2023
Earnings Breakdown:		
Total Interest Income	$48,721	$38,787
Total Interest Expense	21,051	9,586
Net Interest Income	27,670	29,201
Total Non-Interest Income	7,007	6,381
Total Non-Interest Expense	19,807	19,410
Credit Loss (Benefit) Expense	(363)	368
Income Before Income Taxes	15,233	15,804
Income Taxes	3,133	3,342
Net Income	12,100	12,462
Diluted Earnings Per Share	1.33	1.35

**Additional financial information can be found at www.hillsbank.com/securities-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $12.10 million or $1.33 per diluted share for the three months ended March 31, 2024, a 2.90% decrease when compared to the $12.46 million or $1.35 per diluted share for the three months ended March 31, 2023. The change in earnings in 2024 is attributable to a number of factors. Net interest income decreased $1.53 million, or 5.24%, for the three months ended March 31, 2024, when compared to the three months ended March 31, 2023, primarily due to increased interest expense driven by higher interest rates and increased borrowings. The decrease was partially offset by credit loss (benefit) of $0.36 million for the three months ended March 31, 2024, an increase to income of $0.73 million when compared to the credit loss expense of $0.37 million for the three months ended March 31, 2023. Also, noninterest income increased $0.63 million, or 9.80%, when compared to the three months ended March 31, 2023, primarily due to increases in net gain on sale of loans and trust fees.

Total assets of the Company increased to $4.388 billion at March 31, 2024, up from $4.177 billion as of March 31, 2023. Total equity amounted to $465.44 million at the end of the 1st quarter of 2024, and Hills Bancorporation remains financially strong and well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.